Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Awarded $3.9 Million Communications Systems Contract

NEWARK, N.Y. December 8, 2017 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a contract valued at approximately $3.9 million to supply its Vehicle Amplifier-Adaptor (“VAA”) to Thales Defense & Security, Inc., a global leader in the development, manufacture, and support of combat-proven, software-defined radio equipment, for the U.S. Army’s Security Force Assistance Brigades (SFABs), and other opportunities. SFABs are new brigades formed to advise and assist our partner nations in developing their local security force capability from the tactical to ministerial level. Initial shipments are expected to commence before the end of 2017 and continue during the first half of 2018.

“This contract is a result of our ongoing new product development strategy of investing in technically advanced, integrated communication systems devices, as well as collaborative relationships with strategic partners. Leveraging the fielding and operational success of our Vehicle Installed Power Enhanced Rifleman Appliqué (“VIPER”) platform, which provides the soldier with an enhanced range of digital voice and data communications and operational flexibility, the U.S. Army has selected our latest radio specific VAA as a critical component for the SFAB program,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We look forward to continuing to add other new products and building blocks to our proven platforms to address the increasingly complex, secure integrated communications requirements for soldier modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.